News Release

For Immediate Release	For Further Information, Contact:
May 3, 2007	George Lancaster, Hines 713/966-7676 George_lancaster@hines.com

HINES ACQUIRES 15-PROPERTY PORTFOLIO IN SACRAMENTO, CA

(SAN FRANCISCO) – The San Francisco office of Hines, the international real estate firm, announced today that it has acquired a portfolio of 15 projects containing 32 office buildings totaling approximately 2.5 million square feet, located in and around the metropolitan Sacramento, California, area. The portfolio was acquired from the Blackstone Group, which acquired these properties as part of its acquisition of Equity Office Properties earlier this year. Hines will lease and manage the properties.

“We believe that the acquisition of this portfolio simultaneously solidifies and greatly enhances Hines’ presence in the Sacramento region, an area with outstanding economic growth prospects and excellent real estate fundamentals. This acquisition represented a singular opportunity given the portfolio’s high quality, Class A space, which is well suited for the tenant base, and the various buildings’ ideal central locations,” said Hines Vice President Cameron Falconer.

On behalf of Hines’ U.S. Office Value Added Fund II, nine projects comprised of 17 buildings totaling more than one million square feet were acquired in three suburban supply constrained submarkets. Considered to be among the most dynamic submarkets in the Sacramento area, these include South Natomas, Point West, and Campus Commons.

“We think this portfolio of buildings provides tenants some of the best value in the Sacramento market – offering first-class office environments in exceptional locations. We believe Sacramento’s diverse and growing economy will provide the conditions necessary to maximize the value of this investment through leasing to both new and expanding users,” said Hines Senior Vice President and fund manager Dave Congdon.

On behalf of Hines’ Core Fund, the firm acquired six projects comprised of 15 buildings totaling approximately 1.4 million square feet. Included in these assets are the Wells Fargo Center located in downtown Sacramento at 400 Capitol Mall, and five assets in the heart of Roseville, all located on Douglas Boulevard. The Wells Fargo Center contains 30 stories and 502,887 square feet of office space. It was completed in 1992 and is 97 percent leased. The Roseville assets total approximately 882,000 square feet and include Summit at Douglas Ridge I and II, Johnson Ranch Corporate Center I and II, Roseville Corporate Center, Olympus Corporate Center and Douglas Corporate Center I and II.

“This acquisition is an outstanding opportunity for the Hines Core Fund. We believe strongly in Sacramento as an emerging core market and this portfolio is comprised of Sacramento’s most desirable office addresses,” said Charles Hazen, senior vice president for Hines and president of the Hines Core Fund.

Hines is a privately owned real estate firm involved in real estate investment, development and property management worldwide. The Hines portfolio of projects underway, completed, acquired and managed for third parties includes more than 950 properties representing approximately 380 million square feet of office, residential, mixed-use, industrial, hotel, medical, retail and sports facilities, as well as large, master-planned communities and land developments. With offices in 67 U.S. cities and 15 foreign countries, and controlled assets valued at approximately $16 billion, Hines is one of the largest real estate organizations in the world. Visit www.hines.com for more information.